Exhibit 99.7

CROSS-BORDER MERGER OF MEDIASET S.P.A. AND MEDIASET ESPAÑA
COMUNICACIÓN S.A. WITH AND INTO MEDIASET INVESTMENT N.V.

Terms and conditions for the initial allocation of Special Voting Shares A

This document provides the terms and conditions of, the initial allocation of the Special Voting Shares A (as defined below) which will be initially assigned to the eligible shareholders of the company resulting from the cross-border merger of Mediaset S.p.A. (Mediaset) and Mediaset España Comunicaci6n S.A. (Mediaset España) with and into Mediaset Investment N.V. (the Merger) on the thirtieth calendar day after the effective date of the Merger. Mediaset Investment N.V., upon effectiveness of the Merger, will be renamed MFE - MEDIAFOREUROPE N.V. (the Company or MFE).

1.                                      Purpose of special voting shares

The purpose of the special voting structure is to foster the development and continued involvement of a core base of long-term shareholders in a manner that reinforces the Mediaset group’s stability. In particular, long-term ownership of ordinary shares of MFE will be promoted by granting eligible shareholders with special voting shares granting additional voting rights to the one granted by each ordinary share of the Company.

2.                                      Special Voting Shares A

Thirty calendar days after the effective date of the Merger, and provided that the initial allocation procedure described in the present document and in the “Terms and Conditions for Special Voting Shares” is duly complied with, former Mediaset shareholders, which will receive MFE shares in exchange for the Mediaset shares held, will be entitled, in the aggregate, to 3 voting rights for each ordinary share held in the share capital of the Company. For this purpose, the Company will issue — in addition to the ordinary shares issued in the context of the Merger — special voting shares attaching 2 voting rights each (the Special Voting Shares A). On the thirtieth calendar day after the effective date of the Merger (the Initial Allocation Date A), such Special Voting Shares A will be allotted to those eligible shareholders in addition to each of the ordinary shares of the Company already held and assigned in the context of the Merger (attaching one voting right each).

Special Voting Shares A will also be issued and allotted to those requesting former Mediaset España shareholders which will receive MFE shares in exchange for the Mediaset España shares held, provided that they are entitled to receive them.

Special Voting Shares A will have minimal economic entitlements. Such economic entitlements are designed to comply with Dutch law but are immaterial.

3.                                      Requirements to be complied with in order to receive Special Voting Shares A on the Initial Allocation Date A

Mediaset shareholders who wish to receive Special Voting Shares A on the Initial Allocation Date A will have to:

(i)                           transmit an election form (the Initial Election Form), available on the corporate website of Mediaset (www.mediaset.it), duly filled in and signed, to the depository intermediary where their relevant Mediaset shares are registered, in order for the latter to procure that the Initial Election Form is received by Mediaset during the period starting from 15 July 2019 to no later than 26 August 2019 (i.e., the seventh business day prior to the extraordinary shareholders’ meeting of Mediaset convened to approve the Merger); and

(ii)                    continuously own their Mediaset shares (as well as their ordinary shares of the Company, as received upon completion of the Merger in accordance with the exchange ratio), in relation to which allotment of Special Voting Shares A will have been requested, during the period between the day when the Initial Election Form is transmitted to their respective depository intermediary and the Initial Allocation Date A.

Without prejudice to the permitted transfers set out in paragraph 5 (Permitted transfers and Change of Control), in case of transfer of such Mediaset shares prior to the completion of the Merger (as well as in case of transfer of the corresponding ordinary shares of the Company following completion of the Merger, but prior to the Initial Allocation Date A), the requesting shareholder shall lose the right to receive the Special Voting Shares A on the Initial Allocation Date A.

On the Initial Allocation Date A, Special Voting Shares A will be assigned to former Mediaset shareholders electing to receive them if both requirements listed above are met.

In filling in the Initial Election Form, shareholders shall indicate the number of Mediaset shares held in relation to which they wish to receive, in addition to the ordinary shares of the Company, a corresponding number of Special Voting Shares A.

The Initial Election Form, duly filled in and signed by the requesting shareholder, must be received by Mediaset, through the respective depository intermediary where the relevant shares are registered, by and no later than 26 August 2019 (i.e., the seventh business day prior to the extraordinary shareholders’ meeting of Mediaset convened to approve the Merger).

The ownership of Mediaset shares as of the date of the Initial Election Form will be attested by the depositary intermediary itself by counter-signing the Initial Election Form.

4.                                      Special Code

In order to facilitate the identification of requesting shareholders as well as the exact number of Special Voting Shares A to be issued and to be assigned on the Initial Allocation Date A, a special identification code (the Special Code) will be assigned — in place of: (i) the regular ISIN Code or (ii) the interim code assigned to those shares for which the increased voting rights (voto maggiorato) pursuant to Italian law have been requested — to the Mediaset shares in relation to which the Initial Election Form will have been submitted. Mediaset will request Monte Titoli S.p.A. to assign the Special Code to all such Mediaset shares in relation to which Special Voting Shares A will have been requested by shareholders. The Mediaset shares bearing the Special Code cannot be sold, disposed of, transferred, pledged or subjected to any lien, fixed or floating charge, or to other encumbrances. At any time, a holder of Mediaset shares bearing the Special Code may request to convert such shares into Mediaset shares freely tradable and bearing the regular ISIN Code and, as a consequence, will lose the right to receive Special Voting Shares A at the Initial Allocation Date A.

Mediaset shareholders, who exercise their withdrawal right in connection with the resolution to be adopted by the extraordinary shareholders’ meeting of Mediaset convened to approve the Merger, shall not be entitled to receive Special Voting Shares A in relation to Mediaset withdrawn shares and, as a consequence, to hold Mediaset shares bearing the Special Code.

5.                                      Permitted transfers and Change of Control

Mediaset shares bearing the Special Code can be transferred to Loyalty Transferees (as defined in the “Terms and Conditions for Special Voting Shares”) without it implying the conversion of such shares into Mediaset shares bearing the regular ISIN code (i.e. without it implying the loss of the Special Code). Therefore, a transfer of Mediaset shares bearing the Special Code to a Loyalty Transferee will not prevent the latter from receiving Special Voting Shares A on the Initial Allocation Date A. The Loyalty Transferee and the transferring shareholder are obliged to deliver the documentation evidencing the transfer.

A Mediaset shareholder who has requested to receive Special Voting Shares A on the Initial Allocation Date A will no longer be entitled to receive Special Voting Shares A upon the occurrence, in respect of such shareholder, of a Change of Control (as defined in the “Terms and Conditions for Special Voting Shares”). Upon the occurrence of a Change of Control, the relevant shareholder must promptly notify Mediaset thereof.

6.                                      Registration procedure in the Loyalty Register

Upon effectiveness of the Merger, Mediaset shares in relation to which allotment of Special Voting Shares A is requested will be exchanged with a corresponding number of ordinary shares of the Company, in accordance with the applicable exchange ratio. Immediately after the effective date of the Merger, such ordinary shares will be registered in a separate register held by the Company (the Loyalty Register) and will become initial electing ordinary shares (the Initial Electing Ordinary Shares).

In order to become Qualifying Ordinary Shares (as defined below), such Initial Electing Ordinary Shares cannot be sold, disposed of, transferred, pledged or subjected to any lien, fixed or floating charge, or to other encumbrances. However, Initial Electing Ordinary Shares can be transferred to Loyalty Transferees (as defined in the “Terms and Conditions for Special Voting Shares”).

After thirty calendar days of uninterrupted ownership, by the same shareholder (or its Loyalty Transferee), of Initial Electing Ordinary Shares starting from the effective date of the Merger, such shares will become qualifying ordinary shares (the Qualifying Ordinary Shares) and — subject to the requesting shareholder meeting the Qualifying Shareholding Obligation and the Contract Obligation (pursuant to Article 8.4 of the “Terms and Conditions for Special Voting Shares”) — the holder thereof will receive one Special Voting Share A per each Qualifying Ordinary Share held.

At any time, a holder of Initial Electing Ordinary Shares may request the de-registration of (all or some of) its Initial Electing Ordinary Shares from the Loyalty Register. Following de-registration from the Loyalty Register, such shares will cease to be Initial Electing Ordinary Shares and will be freely tradable and the holder thereof shall lose the right to receive a corresponding number of Special Voting Shares A.

Similarly, at any time, a holder of Special Voting Shares A may request the de-registration of (all or some of) its Qualifying Ordinary Shares from the Loyalty Register. Following de-registration from the Loyalty Register, such shares will cease to be Qualifying Ordinary Shares and will be freely tradable and the corresponding Special Voting Shares A must be transferred to the Company for no consideration.

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Further information on the initial allocation procedure of Special Voting Shares A is included in the “Terms and Conditions for Special Voting Shares”, attached to the common merger plan relating to the Merger, available on the corporate website of Mediaset (www.mediaset.it).

Further information on the subsequent allocation procedure of special voting shares is included in the “Terms and Conditions for Special Voting Shares”, attached to the common merger plan relating to the Merger, available on the corporate website of Mediaset (www.mediaset.it).

The present document has been prepared and is made available to the public in accordance with the provisions of Article 84 of Consob Resolution No. 11971 of 14 May 1999, as subsequently amended.